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                                     [LETTERHEAD]



                          CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent, as successor accountants of Dayton & Associates (said firm being merged with and into Vavrinek, Trine, Day & Co. on September 1, 1996) to the inclusion of their Independent Auditor's Report dated January 3, 1996 regarding the statements of condition of Bank of Santa Maria as of December 31, 1995 and December 31, 1994, and the related statements of income, changes in capital, and cash flows for each of the three years in the period ended December 31, 1995, and the reference to our firm as "experts", in the Form S-4 filed with the Securities and Exchange Commission.



November 26, 1996
Laguna Hills, California



                                    -EXHIBIT 23.1-